UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 15, 2006
(Date of earliest event reported)

LE@P TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-566	65-0769296

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5601 N. Dixie Highway, Suite 411 Ft. Lauderdale, FL	33334

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 771-1772

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFT 240.13e-4(c))

Items 1.01 and 1.02 Entry into a Material Definitive Agreement; Termination of a Material Agreement

          Effective as of March 15, 2006, Le@P Technology, Inc. (the “Company”) and the M. Lee Pearce 2005 Irrevocable Trust (the “Trust”) entered into an Exchange and Termination Agreement (“Exchange Agreement”) in which the Trust has agreed to convert certain outstanding loans to the Company (the “Loans”) into shares of the Company’s Class A Common Stock at an effective conversion price of $0.10 per share. As of March 15, 2006 there was $3,141,470.56 of principal and accrued interest on the Loans. Substantially all of the principal and accrued interest on the Loans was due in one lump sum payment on March 15, 2006. The sole beneficiary of the Trust is M. Lee Pearce, M. D. (“Dr. Pearce”) the Company’s former Chairman and largest shareholder. Additionally, the Trust has agreed to extend the maturity date of the Loans until May 12, 2006 or the date on which the Company holds its next Annual Meeting of Stockholders, whichever is later. The Company also agreed to terminate the funding arrangement dated September 30, 1999, as amended on March 30, 2000 (the “Funding Arrangement”) between Dr. Pearce and the Company. The Exchange Agreement is attached hereto as Exhibit 10.1.

          The closing of the transactions described in the Exchange Agreement is expected to take place on or about May 12, 2006 or the date on which the Company holds its next Annual Meeting of Stockholders whichever is later. One of the conditions to closing the Exchange Agreement is that the Company’s stockholders approve an amendment to the Company’s Certificate of Incorporation to reduce the par value of the Company’s Class A Common Stock from $.20 per share to $.01 per share. The Company has scheduled its next Annual Meeting of Stockholders for May 12, 2006 and will include a proposal in its Annual Proxy Statement in which it asks its stockholders to approve the reduction in par value of the Company’s Class A Common Stock. The Trust is the Company’s largest stockholder, currently owning approximately 94.5% of the Company’s Class A Common Stock, and the Trust has indicated that it will vote in favor of this proposal. As such, it is expected that the closing of the Exchange Agreement will take place on or about May 12, 2006.

          The Board of Directors decided to enter into the Exchange Agreement with the Trust in order to preserve the Company’s liquidity so that it can actively seek investment and acquisition opportunities. As of March 15, 2006, the Company had $3,133,203 of cash on hand, which was not sufficient to repay all principal and interest on the Loans in full on the March 15, 2006 maturity date of these Loans.

          The Board of Directors decided to approve these transactions after obtaining a fairness opinion from Stenton Leigh Valuation Group, Inc. A copy of the fairness opinion issued by Stenton Leigh Valuation Group, Inc. is attached as Exhibit 10.2 and incorporated herein by reference.

          On September 28, 2001, the Company’s subsidiary, Parkson Property, LLC, purchased land and buildings from Bay Colony Associates, Ltd.(“Bay Colony”), an entity wholly-owned by Dr. Pearce, in exchange for a mortgage and note payable in the amount of $562,500 (“Note”) and a short term note of $37,500, which has been repaid. The $562,500 Note bears interest at the rate of 7% per annum and the maturity date is September 28, 2006. On March 17, 2006, Bay Colony agreed to extend the maturity date of this Note until January 8, 2008. Parkson Property issued a replacement note which is attached as Exhibit 10.3. The accrued interest and principal on the note are due in one lump sum on the maturity date and all other terms and conditions of the Note remain the same.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

          10.1 Exchange and Termination Agreement dated March 17, 2006, effective as of March 15, 2006, between Le@P Technology, Inc. and the M. Lee Pearce 2005 Irrevocable Trust.

          10.2 Fairness Opinion dated as of March 15, 2006 issued by Stenton Leigh Valuation Group, Inc. on March 17, 2006.

          10.3 Promissory Note dated March 17, 2006 in the principal amount of $562,500 executed by Parkson Property, LLC in favor of Bay Colony Associates, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LE@P TECHNOLOGY, INC.

Date: March 21, 2006	By: /s/ Timothy Lincoln

	Name:	Timothy Lincoln

	Title:	Acting Principal Chief Executive Officer

EXHIBIT LIST

10.1	Exchange and Termination Agreement dated March 17, 2006, effective as of March 15, 2006, between Le@P Technology, Inc. and the M. Lee Pearce 2005 Irrevocable Trust

10.2	Fairness Opinion dated March 15, 2006 issued by Stenton Leigh Valuation Group, Inc. on March 17, 2006.

10.3	Promissory Note dated March 17, 2006 in the principal amount of $562,500 executed by Parkson Property, LLC in favor of Bay Colony Associates, Ltd.